Exhibit 99.1

Fathom Holdings Creates Hispanic Division
to Better Assist Underserved Community

-- Real Estate Industry Veteran Flavio Jimenez Joins Fathom
as Vice President of Business Development for Hispanic Marketplace --

CARY, N.C., July 7, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced that it has created a Hispanic division to better serve this fast-growing demographic. Flavio Jimenez, a real estate industry veteran, will lead the division as Vice President of Business Development for the Hispanic Market, a newly created position.

According to a recent report by the Urban Institute, Hispanic homebuyers are poised to become a leading force in the U.S. housing market. By 2040, it is expected that 70% of all new home buyers will be Hispanic.

Jimenez will lead Fathom’s efforts in this important and growing market. With more than two decades of residential real estate and home mortgage experience, he will bring his team of more than 20 agents at Source Realty to the Fathom family, enhancing the Company’s position in the Las Vegas market, which is characterized by rising home prices and number of homes sold. Jimenez also is host of the popular radio show, The Flavio Jimenez Show on 1460 AM Deportes Vegas, which has run every weekday for 18 consecutive years.

“At Fathom, we pride ourselves on placing others first. It is our desire to serve our communities in every way possible, not just through what’s convenient or easy,” said Fathom CEO Joshua Harley. “We recognize that there are many underserved communities in this country and it’s refreshing to see companies take more intentional steps to address them. However, we believe that the Spanish-speaking community is still rarely talked about in the real estate space, and it’s our desire to fill the void. Our industry needs to evolve in new and creative ways that remove barriers and meets the growing needs and demands of Hispanic homebuyers.

“We will be investing in this amazing and dynamic community in several ways. First, by helping them better understand how to buy, sell, and invest in real estate, through education, as a foundational wealth and legacy strategy. Second, by providing multiple scholarships each year to those in the Hispanic community seeking their real estate licenses and who wish to give back to their communities. Third, by further developing our Spanish-speaking operations to better support this initiative through our real estate, mortgage, title, insurance, and technology companies. And fourth, by creating print and digital resources, and technology tools in Spanish to help members of this important community better understand the process and remove many of the barriers they currently experience,” Harley said. “Partnering with leaders like Flavio, who have made it their life’s mission to give back to the Hispanic community, offers Fathom an opportunity to move beyond a simple idea and toward seeing our vision of service to this community become a reality. We believe this initiative will not only bring more value to Hispanic communities, but also to our Fathom agents, employees, and shareholders.”

“I have worked in the real estate industry for 23 years as a real estate agent and mortgage loan officer, but through all of my experience, none of the brokerages I worked for truly understood the Hispanic market,” said Jimenez. “Because none of them had a real interest in understanding the Latino community, I created Source Realty to provide better representation for this important, but highly underserved, demographic. Partnering with a national team like Fathom, whose desire to invest in the Hispanic community mirrors my own, should allow us to provide the best possible service to the Latino community as we help them with all aspects of their real estate needs.”

“Fathom is an incredibly diverse company, and as a Spanish and Portuguese-speaking immigrant to this great country, I am proud of how proactive Fathom is in truly serving all communities, especially the underserved,” said Fathom President and Chief Financial Officer Marco Fregenal. “This announcement demonstrates that we’re going beyond simple lip-service when we say that we care. We’re taking action by pouring education, service, technology, and financial investment into these communities to ensure our Spanish-speaking friends and family have everything they need to live the American dream like I’ve been so blessed to enjoy.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, Real Results, and Verus Title. For more information, visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," including, but not limited to, bringing more value to Hispanic communities, and Fathom agents, employees, and shareholders. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the other risk factors set forth from time to time in our SEC filings, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman

PondelWilkinson Inc.

investorrelations@fathomrealty.com

(310) 279-5980

Marco Fregenal
President and CFO

Fathom Holdings Inc.
investorrelations@fathomrealty.com

(888) 455-6040